                                                                    EXHIBIT 12.1

                            PRICE LEGACY CORPORATION
                              COMPUTATION OF RATIOS

                                                Nine Months
                                                   Ended
                                                September 30,            Year Ended December 31,
                                                    2001            2000            1999           1998
                                                    ----            ----            ----           ----
EARNINGS:
Net income ................................       $ 29,467        $ 34,292        $ 32,671        $ 29,429
Add: fixed charges ........................         12,166          13,018           7,049           3,112
Less: capitalized interest ................         (1,224)         (2,087)         (1,175)           (301)
                                                  --------        --------        --------        --------

Income as adjusted ........................       $ 40,409        $ 45,223        $ 38,545        $ 32,240
                                                  ========        ========        ========        ========

FIXED CHARGES:
Interest costs ............................       $ 10,942        $ 10,931        $  5,874        $  2,811
Capitalized interest ......................          1,224           2,087           1,175             301
                                                  --------        --------        --------        --------
Total fixed charges .......................         12,166          13,018           7,049           3,112

Preferred stock dividends .................         25,505          33,360          33,263           8,316
                                                                  --------        --------        --------

Total fixed charges and preferred dividends       $ 37,671        $ 46,378        $ 40,312        $ 11,428
                                                  ========        ========        ========        ========

Ratio of earnings to fixed charges ........          3.32x           3.47x           5.47x          10.36x
                                                  ========        ========        ========        ========


Ratio of earnings to combined fixed charges
and preferred stock dividends .............          1.07x           0.98x           0.96x           2.82x
                                                  ========        ========        ========        ========


Price Legacy did not have any fixed charges or preferred stock dividends for the periods prior to the year ended December 31, 1998.